ESCROW AGREEMENT


         This ESCROW AGREEMENT is entered into as of May 15, 1998 (the "Closing Date"), by and among: ISONICS CORPORATION, a California corporation ("Isonics"); METALLURGY INTERNATIONAL, INC., a Nevada corporation ("Seller"); COLORADO BUSINESS BANK, a Colorado corporation (the "Escrow Agent"); and ROBERT H. CUTTRISS (in his capacity as agent for Seller, the "Seller's Agent").

                                    RECITALS

         A. Isonics, Seller and International Process Research Corporation, a Colorado corporation (the "Company"), have entered into a Stock Purchase Agreement, dated April 30, 1998, (the "Purchase Agreement"), pursuant to which Isonics is purchasing all of the outstanding capital stock of the "Company, all of which are held beneficially and of record by Seller, in exchange for shares of Common Stock, no par value, of Isonics (the "Isonics Stock").

         B. The Purchase Agreement contemplates the establishment of an escrow arrangement to secure the indemnification and other obligations of Seller under the Purchase Agreement.

                                    AGREEMENT

         The parties to this Escrow Agreement, intending to be legally bound, agree as follows:


SECTION 1.        DEFINED TERMS

         Capitalized terms used and not otherwise defined in this Escrow Agreement shall have the meanings assigned to them in the Purchase Agreement.


SECTION 2.        ESCROW

         2.1 Shares and Stock Powers to be Placed in Escrow. On the Closing Date, (i) Isonics shall issue certificates for an aggregate of 176,991 shares of Isonics Stock (the "Escrow Shares") in the name of Seller, evidencing the shares of Isonics Stock to be held in escrow in accordance with this Escrow Agreement, and deliver such stock certificates to the Escrow Agent, and (ii) Seller shall deliver to the Escrow Agent five "assignments separate from certificate" ("Stock Powers") endorsed by Seller in blank, each signature guaranteed by a national bank or New York Stock Exchange member firm. The shares and Stock Powers referred to in this Section 2.1 shall be held by the Escrow Agent in escrow (the "Escrow") in accordance with the provisions of this Escrow Agreement and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.

         2.2 Indemnification. Seller has agreed in Section 9.2 of the Purchase Agreement to indemnify and hold harmless the Indemnitees from and against Damages. Seller agrees that the Escrow Shares shall be security for such indemnity obligation, subject to the limitations, and in the manner provided in this Agreement.

         2.3 Voting of Shares. The record owners of the Escrow Shares shall be entitled to exercise all voting rights with respect to such Escrow Shares.

         2.4 Dividends, Etc. Any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall not be distributed to the record owner of such Escrow Shares, or if distributed to Seller shall be immediately delivered by Seller to the Escrow Agent, shall be held by the Escrow Agent in the Escrow. At the time any Escrow Shares are required to be released from the Escrow to any Person pursuant to this Escrow Agreement, any cash, securities or other property previously distributed in respect of or in exchange for such Escrow Shares shall be released from the Escrow to such Person.

         2.5 Transferability. The interests of Seller in the Escrow and in the Escrow Shares shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until Isonics shall have received written notice of such transfer.

         2.6 Fractional Shares. No fractional shares of Isonics Stock shall be retained in or released from the Escrow pursuant to this Escrow Agreement. In connection with any release of Escrow Shares from the Escrow, Seller, which would otherwise be entitled to receive a fraction of a share of Isonics Stock (after aggregating all fractional shares of Isonics Stock issuable to Seller) shall be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $2.26, and such fractional share shall be released to Isonics.


SECTION 3.        CLAIM PROCEDURES

         3.1 Claim Notice. If Isonics determines in good faith that there is or has been a possible breach by Seller of any representation, warranty, covenant or other provision set forth in the Purchase Agreement (collectively, a "Breach"), and if Isonics wishes to make a claim against the Escrow with respect to such possible Breach, then Isonics may deliver to the Seller's Agent and the Escrow Agent a written notice of such possible Breach (a "Claim Notice") setting forth (i) a reasonably detailed description of the circumstances supporting Isonics's belief that such possible Breach exists or has occurred, and (ii) a non-binding, preliminary, good faith estimate of the aggregate dollar amount of all Damages that have arisen and may arise as a direct or indirect result of such possible Breach (such aggregate amount being referred to as the "Claim Amount").

         3.2 Response Notice. Within 30 calendar days after the delivery of a Claim Notice to the Seller's Agent, the Seller's Agent shall deliver to Isonics and the Escrow Agent a written notice (the "Response Notice") containing: (i) instructions to the effect that Escrow Shares having a Fair Market Value (as defined in Section 5 of this Escrow Agreement) equal to the entire Claim Amount set forth in such Claim Notice are to be released from the Escrow to

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


Isonics; or (ii) instructions to the effect that Escrow Shares having a Fair Market Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to Isonics, together with a statement that the remaining portion of such Claim Amount is being disputed; or (iii) a statement that the entire Claim Amount set forth in such Claim Notice is being disputed. If no Response Notice is received by Isonics and the Escrow Agent from the Seller's Agent within 45 calendar days after the delivery of a Claim Notice to the Seller's Agent, then the recipient of such Claim Notice shall be deemed to have given instructions that Escrow Shares having a Fair Market Value equal to the entire Claim Amount set forth in such Claim Notice are to be released to Isonics from the Escrow.

         3.3      Release of Escrow Shares to Isonics.

                  (a) If the Seller's Agent gives (or is deemed to have given) instructions to the Escrow Agent that Escrow Shares having a Fair Market Value equal to the entire Claim Amount set forth in a Claim Notice are to be released from the Escrow to Isonics, then the Escrow Agent shall be authorized to use a Stock Power held in the Escrow to transfer to Isonics, from the Escrow, Escrow Shares having a Fair Market Value equal to such Claim Amount.

                  (b) If a Response Notice delivered by the Seller's Agent in response to a Claim Notice contains instructions to the effect that Escrow Shares having a Fair Market Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to Isonics, then (i) the Escrow Agent shall be authorized to use a Stock Power held in the Escrow to transfer to Isonics, from the Escrow, Escrow Shares having a Fair Market Value equal to such specified portion of such Claim Amount, and (ii) the procedures set forth in Section 3.3(c) of this Escrow Agreement shall be followed with respect to the remaining portion of such Claim Amount.

                  (c) If a Response Notice delivered by the Seller's Agent in response to a Claim Notice contains a statement that all or a portion of the Claim Amount set forth in such Claim Notice is being disputed (such Claim Amount or the disputed portion thereof being referred to as the "Disputed Amount"), then, notwithstanding anything contained in Section 4 of this Escrow Agreement, the Escrow Agent shall continue to hold in the Escrow (in addition to any other Escrow Shares permitted to be retained in the Escrow, whether in connection with any other dispute, pursuant to Section 4.1 of this Escrow Agreement, or otherwise) Escrow Shares having a Fair Market Value equal to 100% of the Disputed Amount. Such Escrow Shares shall continue to be held in the Escrow until such time as (i) Isonics and the Seller's Agent execute and deliver to the Escrow Agent a settlement agreement containing instructions regarding the release of such shares, or (ii) the Escrow Agent receives a copy of a court or arbitration final order containing instructions to the Escrow Agent regarding the release of such Escrow Shares, and Escrow Agent shall be entitled to rely conclusively on such final order. The Escrow Agent shall thereupon release such Escrow Shares from the Escrow in accordance with the instructions set forth in such settlement agreement or court or arbitration order.

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SECTION 4.        RELEASE OF SHARES TO SELLER

         4.1 Shares to be Released. On the date 12 months after the Closing Date, the Escrow Agent shall release to Seller from the Escrow all Escrow Shares then held in the Escrow, except for any Escrow Shares necessary to satisfy a claim set forth in a Claim Notice which has been given and for which a Response Notice has not been received or deemed to have been receive, or that are to be retained in the Escrow in accordance with Section 3.3(c) of this Escrow Agreement.

         4.2 Procedures for Releasing Shares. Any release of shares to Seller pursuant to Section 4.1 of this Escrow Agreement may be effected by mailing a stock certificate to Seller certified mail, return receipt requested.


SECTION 5.        VALUATION OF SHARES HELD IN ESCROW

         For purposes of this Escrow Agreement, the "Fair Market Value" of the Escrow Shares shall be deemed to be equal to the number of Escrow Shares multiplied by $2.26 (adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Isonics after the Closing Date).


SECTION 6.        FEES AND EXPENSES

         Seller shall reimburse the Seller's Agent and the Escrow Agent for all reasonable fees and expenses (including attorneys' fees) incurred by the Seller's Agent and the Escrow Agent in connection with the performance of his duties hereunder.


SECTION 7.        LIMITATION OF ESCROW AGENT'S LIABILITY

         7.1 Limitation. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

         7.2 Indemnification of Escrow Agent. Isonics and Seller, jointly and severally, shall indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder, including any extraordinary fees and expenses that may arise, such as fees of counsel and court costs. As among themselves, each of Isonics and Seller shall be liable for one-half (1/2) of such amounts. The Escrow Agent has a first and prior lien on the Escrow Shares to secure any such fees and expenses. The Escrow

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


Agent is authorized to deduct any such fees and expenses from the Escrow Shares. Any fees and expenses owed but unpaid shall secure interest at the rate of 12% per annum.

         7.3 Non-Liability. The Escrow Agent shall not be liable for any act it may do or omit to do as the Escrow Agent while acting in good faith and in the exercise of its own best judgment. Any act done or omitted by the Escrow Agent pursuant to the advice of its attorneys shall be conclusive evidence of such good faith. The Escrow Agent shall have the right to consult with counsel whenever any question arises concerning the Escrow Agreement and shall incur no liability whatsoever, for any delay reasonably required to obtain such advice of counsel.

         7.4 Other Contract or Agreements. The Escrow Agent is not a party to or bound by any agreement between Isonics, Seller and Seller's Agent other than this The Escrow Agreement, whether or not an original copy of such agreement is held by Escrow Agent or is in the files of the Escrow Agent.

         7.5 Validity and Sufficiency of the Escrow. The Escrow Agent assumes no responsibility for the validity and/or sufficiency of any funds, securities, instruments or instructions held as Escrow Shares.


SECTION 8.        SUCCESSOR ESCROW AGENT

         In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Escrow Agreement, specifying not less than 60 calendar days' prior written notice of the date when such resignation shall take effect. Isonics may appoint a successor Escrow Agent without the consent of the Agent so long as such successor is a bank with assets of at least $100 million, and may appoint any other successor Escrow Agent with the consent of the Agent, which consent shall not be unreasonably withheld. If, within such notice period, Isonics provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor.


SECTION 9.        GENERAL

         9.1 Confirmation of Appointment. Seller confirms the appointment and authority of the Seller's Agent as set forth in Section 10.1 of Purchase Agreement with respect to all matters relating to this Escrow Agreement. Any successor to the Seller's Agent who is appointed in accordance with the provisions of Section 10.1 of the Purchase Agreement shall be deemed to be the "Seller's Agent" for purposes of this Escrow Agreement. Any document executed or action taken by the Seller's Agent shall be binding upon Seller.

         9.2 Other Agreements. Nothing in this Escrow Agreement is intended to limit any of Isonics's rights, or any obligation of Seller, under the Purchase Agreement or under any other

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agreement  entered into in connection with the transactions  contemplated  under the Purchase Agreement.

         9.3 Notices. Any notice required or permitted to be given under this Escrow Agreement shall be in writing and shall be deemed effective: (a) upon personal delivery; (b) two (2) business days after it is deposited in a regularly maintained depository of the United States Postal Service, registered or certified mail, postage prepaid, return receipt requested and properly addressed; (c) on the next business day after having been sent either by overnight delivery courier service (including, but not limited to Federal Express), or (d) upon receipt if by facsimile transmission on machine capable of verifying receipt, and addressed or sent, to the parties at the addresses and/or facsimile numbers set forth below:

                  if to Isonics:

                           Isonics Corporation
                           4010 Moorpark Avenue
                           Suite 119
                           San Jose, CA  95117
                           Fax:     (408) 260-2110
                           Attention:  President

                           With a copy to:

                           Cooley Godward LLP
                           3000 Sand Hill Road
                           Building 3, Suite 230
                           Menlo Park, CA  94025-7116
                           Fax:  (650) 854-2691
                           Attention:  Mark P. Tanoury, Esq.


                  if to the Seller's Agent:

                           Robert H. Cuttriss
                           5906 McIntyre Street
                           Golden, CO  80403
                           Fax:  (303) 279-6061

                           With a copy to:

                           Dufford & Brown, P.C.
                           1700 Broadway, Suite 1700
                           Denver, CO  80290
                           Fax:  (303) 832-8013
                           Attention:  Edward D. White III, Esq.

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


                  if to the Escrow Agent:

                           Colorado Business Bank
                           Attn:  Community Trust Division, Sally Woods
                           821 17th Street, Second Floor
                           Denver, CO  80202
                           Fax:  (303) 293 -0700


         9.4 Counterparts; Facsimile Signatures. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile copy, including a facsimile copy of a signature, shall have the same force and effect as an original.

         9.5 Headings. The underlined headings contained in this Escrow Agreement are for convenience of reference only, shall not be deemed to be a part of this Escrow Agreement and shall not be referred to in connection with the construction or interpretation of this Escrow Agreement.

         9.6      Governing Law; Arbitration.

                  (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Colorado (without giving effect to principles of conflicts of laws).

                  (b) Any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including without limitation any action or claim based on tort, contract, statute, or for any other cause of action, and which relates in any way to the interpretation, effect, termination, validity, enforcement, performance and/or breach of this Agreement, shall be resolved by final binding arbitration administered by the American Arbitration Association ("AAA"). The arbitration shall be conducted before a panel of three arbitrators under the commercial arbitration rules of the AAA and shall be held at an AAA facility in Denver, Colorado, or if no such facility exists then at any location in Jefferson or Denver Counties, Colorado, as the parties hereto shall reasonably agree. The parties hereto agree that all arbitrators serving on such panel must be available to serve on the panel in accordance with the timetable of the arbitration.

                  (c) Not for the adjudication of any matters (other than judicial review for fraud or undisclosed bias), but for the enforcement of an arbitration award or the granting of injunctive relief, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the State of Colorado.

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         9.7      Successors and Assigns; Parties in Interest.

                  (a) Subject to Sections 2.5 and 9.8(b) of this Escrow Agreement, this Escrow Agreement shall be binding upon: the Seller's Agent and Seller and their respective estates, successors and assigns (if any); and Isonics and its successors and assigns (if any). This Escrow Agreement shall inure to the benefit of: Seller; Isonics; the other Indemnitees; and the respective successors (if any) of the foregoing.

                  (b) Isonics may freely assign any or all of its rights under this Escrow Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. Isonics may not delegate its obligations under this Escrow Agreement to any other Person without the prior consent of the Seller's Agent. Neither Seller nor the Seller's Agent shall be permitted to assign any of his, her or its rights or delegate any of his, her or its obligations under this Escrow Agreement without Isonics's prior written consent.

         9.8      Waiver.

                  (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Escrow Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Escrow Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No Person shall be deemed to have waived any claim arising out of this Escrow Agreement, or any power, right, privilege or remedy under this Escrow Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         9.9 Amendments. This Escrow Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Isonics and the Seller's Agent.

         9.10 Severability. In the event that any provision of this Escrow Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Escrow Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         9.11 Entire Agreement. This Escrow Agreement and the Purchase Agreement and the other agreements contemplated in the Purchase Agreement set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

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         9.12     Construction.

                  (a) For purposes of this Escrow Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Escrow Agreement.

                  (c) As used in this Escrow Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Escrow Agreement to "Sections" are intended to refer to Sections of this Escrow Agreement.

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


         IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first above written.


                                       ISONICS, INC.,
                                        a California corporation


                                       By: /s/ Paul J. Catuna
                                           -------------------------------------
                                           Name: Paul J. Catuna
                                           Title: Chief Financial Officer



                                       METALLURGY INTERNATIONAL, INC.,
                                        a Nevada corporation


                                       By: /s/ Robert H. Cuttriss
                                           -------------------------------------
                                           Name: Robert H. Cuttriss
                                           Title: President



                                       COLORADO BUSINESS BANK
                                        a Colorado corporation


                                       By: /s/ Sally Woods
                                           -------------------------------------
                                           Name: Sally Woods
                                           Title: Vice President


                                       /s/ Robert H. Cuttriss
                                       -----------------------------------------
                                       Robert H. Cuttriss,
                                        as Seller's Agent

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